Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 13, 2022 with respect to the consolidated financial statements of Boxlight Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

 /s/ Dixon Hughes Goodman LLP

Atlanta, GA

May 9, 2022